EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter Financial Information

SPOKANE, Wash., Feb. 5, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel today announced fourth-quarter after-tax earnings for the Company of $463,502, a 24.1% improvement over the same quarter last year. Fewel reported that year-to-date earnings for the twelve months ending December 31, 2003 are $1,746,275. This is a 23.1% increase over the $1,418,702 the Company earned the previous year.

Fully diluted earnings per share for the fourth-quarter improved from $0.20 to $0.24 per share. For the twelve months, year-to-date, earnings per share improved from $0.75 to $0.91 per share. Prior year per share results have been adjusted to account for a five-percent stock dividend paid in June 2003. Annualized return on average assets in 2003 reports at 0.84%, with return on average equity reporting at 9.78%.

Total assets for the Company increased by $1.3 million, to $210.4 million on December 31, 2003, a 0.60% increase over December 31, 2002.

The Company's subsidiary, Inland Northwest Bank (the "Bank"), was primarily responsible for the improvement in Company earnings, reporting 21.8% higher earnings this year over last year ($1,785,869 compared to $1,466,406). The Bank reported net outstanding loans, including mortgage loans held for sale, of $148.7 million on December 31, 2003, a $13.0 million (9.6%) increase when compared with December 31, 2002. Deposits of $166.0 million were virtually unchanged from year-end 2002.

Fewel expressed satisfaction with 2003 results, noting that the Bank had achieved several goals for the year. Primary among those were improving Bank profitability and managing and improving credit quality. Mr. Fewel observed that the Bank saw strong results from its mortgage department, which closed $61.8 million in residential mortgage loans, compared to $51.0 million in 2002. Net interest income (after provision for loan losses) increased about 1.9% over the prior year, despite pressure on the Bank's net interest margin due to the current low interest rate environment. Non-interest income increased 8.3% over last year while non-interest expense decreased by 1.4%. Non-performing assets and loan losses were reduced significantly from a year ago, enabling the Bank to lower its provision for potential loan losses by 38.7%.

Fewel was also pleased that, in addition to the five-percent stock dividend paid in June, the Company was able to pay its first ever cash dividend in 2003 (ten cents per share) and that Company stock, traded under the symbol "NBCT," saw significant improvement, rising from $9.62 at the end of 2002 to $13.73 at the end of 2003.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888